Independence Contract Drilling, Inc. Reports Financial Results For The Fourth Quarter And Year Ended December 31, 2018

HOUSTON, March 1, 2019 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company") (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2018.

Fourth Quarter 2018 Highlights

  Net loss of $8.6 million, or $0.11 per share.
  Adjusted net income, as defined below, of $1.0 million, or $0.01 per share.
  Adjusted EBITDA, as defined below, of $16.0 million.
  Net debt, excluding capitalized leases, of $117.1 million.
  Fleet utilization of 95.7%.
  Fully-burdened margin of $7,501 per day.
  Completion of the Sidewinder merger on October 1, 2018.

In the fourth quarter of 2018, the Company reported revenues of $62.8 million, a net loss of $8.6 million, or $0.11 per share, adjusted net income (defined below) of $1.0 million, or $0.01 per share, and adjusted EBITDA (defined below) of $16.0 million. This compares to revenues of $28.4 million, a net loss of $3.9 million, or $0.10 per share, an adjusted net loss of $1.8 million, or $0.05 per share, and adjusted EBITDA of $6.8 million in the third quarter of 2018 and revenues of $25.0 million, a net loss of $5.7 million, or $0.15 per share, an adjusted net loss of $4.6 million, or $0.12 per share, and adjusted EBITDA of $3.7 million in the fourth quarter of 2017.

For the year ended December 31, 2018, the Company reported revenues of $142.6 million, a net loss of $20.0 million, or $0.42 per share, an adjusted net loss of $8.3 million, or $0.17 per share, and adjusted EBITDA of $31.9 million. This compares to revenues of $90.0 million, a net loss of $24.3 million, or $0.64 per share, an adjusted net loss of $20.1 million, or $0.53 per share, and adjusted EBITDA of $12.6 million for the year ended December 31, 2017.

Chief Executive Officer Anthony Gallegos commented, "The fourth quarter of 2018 was transformational for Independence Contract Drilling. We successfully completed the combination with Sidewinder, more than doubling our operating fleet. The combination fundamentally improved our profitability and free cash flow and the operating and financial scale of the Company.

The post-combination integration is progressing exceptionally well thanks to the efforts of our dedicated field and corporate employees who have worked diligently while maintaining our focus on safe and reliable operations and cost control. We are confident that we can exceed our $10 million synergy goal by the third quarter of 2019.

During the fourth quarter, we mobilized an incremental rig that commenced drilling operations in December under a one-year contract. We also successfully recontracted or extended contracts on five rigs with expiring contracts. As a result, we exited 2018 with 32 drilling rigs operating.

Looking forward into 2019, the decline in oil price during the fourth quarter of 2018 negatively impacted our customers' budgeting processes and 2019 capital budgets. Although we remain encouraged by the oil price recovery and recent stabilization, we have seen some softness in drilling activity. However, we expect super-spec rig utilization to remain robust, with only minimal periods of transitory idle time as operators reshape and high-grade their contracted rig fleets in light of their capital budgets."

Sidewinder Merger

On October 1, 2018, the Company completed its merger with Sidewinder Drilling, increasing its drilling fleet from 15 rigs to 34 rigs. Pursuant to the terms of the merger, the Company issued 36,752,657 shares of common stock and assumed $58.5 million of Sidewinder indebtedness. Contemporaneously with the closing of the merger, the Company entered into a new $130 million term loan and $40 million revolving line of credit facility, which were utilized to refinance the indebtedness assumed in the merger as well as the Company's then-existing outstanding bank debt.

The Company's results for the fourth quarter of 2018 fully reflect the combined operations. As a result, prior period results of operations may not be comparable. During the fourth quarter of 2018, the following items relating to the merger and associated financing impacted the Company's results of operations:

  Non-cash revenues of $2.0 million associated with the amortization of intangible revenues attributable to the merger, which is excluded from the Company's reported adjusted net income, adjusted EBITDA and revenue per day statistics during the quarter;
  merger related expenses of $11.3 million, which is excluded from the Company's reported adjusted net income and adjusted EBITDA during the quarter; and
  non-cash interest expense of $0.9 million associated with the write-off of deferred financing costs associated with the termination of pre-merger financing arrangements, which is excluded from the Company's reported adjusted net income.

Quarterly Operational Results

In the fourth quarter of 2018, the Company's fleet operated at 95.7% utilization and recorded 2,818 revenue days, compared to 99% utilization and 1,345 revenue days in the third quarter of 2018, and 100% utilization and 1,289 revenue days in the fourth quarter of 2017. The decrease in utilization compared to prior periods reflects idle time associated with the transition of one drilling rig assumed in the Sidewinder merger to a new contract during the quarter.

Operating revenues in the fourth quarter of 2018 totaled $62.8 million, compared to $28.4 million in the third quarter of 2018 and $25.0 million in the fourth quarter of 2017. Fourth quarter 2018 revenues include $2.0 million of non-cash intangible revenue associated with the Sidewinder merger. Excluding this non-cash revenue, revenue per day in the fourth quarter of 2018 was $20,433, compared to $20,538 in the third quarter of 2018 and $18,338 in the fourth quarter of 2017. The slight sequential revenue per day decline is associated primarily with below-market dayrate contracts assumed in the Sidewinder merger.

Operating costs in the fourth quarter of 2018 totaled $39.9 million, compared to $18.4 million in the third quarter of 2018 and $18.8 million in the fourth quarter of 2017. Fully-burdened operating costs were $12,932 per day in the fourth quarter of 2018, compared to $12,986 in the third quarter of 2018 and $13,094 in the fourth quarter of 2017.

Fully-burdened rig operating margins, excluding reactivation and rig construction costs, in the fourth quarter of 2018 were $7,501 per day, compared to $7,552 per day in the third quarter of 2018 and $5,244 per day in the fourth quarter of 2017.

Selling, general and administrative expenses in the fourth quarter of 2018 were $5.0 million (including $0.2 million of non-cash stock-based compensation), compared to $3.9 million (including $0.7 million of non-cash stock-based compensation) in the third quarter of 2018 and $3.1 million (including $0.5 million of non-cash stock-based compensation) in the fourth quarter of 2017. Sequential increases in SG&A were primarily associated with additional operations acquired in the Sidewinder merger, but do not reflect the full realization of combined synergies, which the Company does not expect to realize on a run-rate basis until the end of the second quarter of 2019.

Drilling Operations Update

The Company is marketing 32 drilling rigs, including one rig acquired in the Sidewinder merger that was reactivated and began drilling operations in December 2018.

The Company's December 31, 2018 backlog of revenues from contracts with original terms of six months or more was $120.9 million. Approximately $114.2 million of this backlog is expected to be realized during 2019.

Capital Expenditures and Liquidity Update

The Company's capital expenditure budget for 2019, net of asset sales and recoveries is $29 million, including $9.0 million associated with the delivery of long lead-time items required to complete four SCR conversions to AC pad-optimal status based upon market conditions and the timing of the rigs' existing drilling commitments, and $5.0 million reserved for future equipment enhancements based upon market conditions and customer demand.

As of December 31, 2018, the Company had cash on hand of $12.2 million, $2.5 million drawn on its $40 million revolving credit facility and a $130 million term loan outstanding. The term loan includes a fully-committed $15 million accordion that remains undrawn and fully available to the Company.

Conference Call Details

A conference call for investors will be held today, March 1, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's fourth quarter and year end 2018 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10128988. The replay will be available until March 8, 2019.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$ 12,247	$ 2,533
Accounts receivable, net	41,987	18,056
Inventories	2,693	2,710
Assets held for sale	19,711	4,637
Prepaid expenses and other current assets	8,930	2,957
Total current assets	85,568	30,893
Property, plant and equipment, net	496,197	272,388
Goodwill	1,627	-
Other long-term assets, net	1,470	1,364
Total assets	$ 584,862	$ 304,645
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 587	$ 533
Accounts payable	16,312	11,627
Accrued liabilities	29,219	6,969
Total current liabilities	46,118	19,129
Long-term debt (2)	130,012	49,278
Deferred income taxes, net	774	683
Other long-term liabilities	16,425	73
Total liabilities	193,329	69,163
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized; 77,598,806 and 38,246,919 shares issued, respectively; and 77,078,252 and 37,985,225 shares outstanding, respectively
	771	380
Additional paid-in capital	503,446	326,616
Accumulated deficit	(109,638)	(89,645)
Treasury stock, at cost, 520,554 and 261,694 shares, respectively	(3,046)	(1,869)
Total stockholders' equity	391,533	235,482
Total liabilities and stockholders' equity	$ 584,862	$ 304,645

(1)	Current portion of long-term debt relates to the current portion of vehicle capital lease obligations.

(2)

As of December 31, 2018, long-term debt includes $0.6 million of long-term vehicle capital lease obligations.  As of December 31, 2017, long-term debt included $0.7 million of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017

Revenues	$ 62,789	$ 25,041	$ 28,439	$ 142,609	$ 90,007
Costs and expenses
Operating costs	39,908	18,780	18,420	95,220	67,733
Selling, general and administrative	5,030	3,112	3,903	15,907	13,213
Merger related expenses	11,270	-	1,933	13,646	-
Depreciation and amortization	10,890	6,724	6,831	30,891	25,844
Asset impairment, net	(371)	994	431	25	2,568
(Gain) loss on disposition of assets, net	(65)	104	(260)	(740)	1,677
Total cost and expenses	66,662	29,714	31,258	154,949	111,035
Operating loss	(3,873)	(4,673)	(2,819)	(12,340)	(21,028)
Interest expense	(4,513)	(895)	(1,168)	(7,562)	(2,983)
Loss before income taxes	(8,386)	(5,568)	(3,987)	(19,902)	(24,011)
Income tax expense (benefit)	211	177	(50)	91	287
Net loss	$ (8,597)	$ (5,745)	$ (3,937)	$ (19,993)	$(24,298)

Loss per share:
Basic and Diluted	$ (0.11)	$ (0.15)	$ (0.10)	$ (0.42)	$ (0.64)

Weighted average number of common shares outstanding:
Basic and Diluted	75,692	37,983	38,253	47,580	37,762

INDEPENDENCE CONTRACT DRILLING, INC.
Unaudited
(in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2018	2017

Cash flows from operating activities
Net loss	$ (19,993)	$ (24,298)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	30,891	25,844
Asset impairment, net	25	2,568
Stock-based compensation	4,829	3,565
(Gain) loss on disposition of assets, net	(740)	1,677
Amortization of deferred rent	105	-
Deferred income taxes	91	287
Amortization of deferred financing costs	492	434
Write-off of deferred financing costs	856	-
Bad debt expense	22	-
Changes in operating assets and liabilities, net of effects of Sidewinder merger
Accounts receivable	(1,022)	(6,588)
Inventories	250	(301)
Prepaid expenses and other assets	(4,681)	133
Accounts payable and accrued liabilities	5,010	1,612
Net cash provided by operating activities	16,135	4,933

Cash flows from investing activities
Cash acquired in Sidewinder merger	10,743	-
Purchases of property, plant and equipment	(37,550)	(31,347)
Proceeds from insurance claims	257	-
Proceeds from the sale of assets	1,303	1,253
Net cash used in investing activities	(25,247)	(30,094)

Cash flows from financing activities
Borrowings under Term Loan Facility	130,000	-
Borrowings under ABL Credit Facility	5,066	-
Borrowings under CIT Credit Facility	50,666	44,451
Repayments under ABL Credit Facility	(2,500)	-
Repayments under CIT Credit Facility	(99,207)	(21,662)
Repayment of Sidewinder debt	(58,512)	-
Purchase of treasury stock	(1,180)	(174)
RSUs withheld for taxes	(710)	(863)
Financing costs paid under Term Loan Facility	(3,371)	-
Financing costs paid under ABL Credit Facility	(676)	-
Financing costs paid under CIT Credit Facility	(114)	(530)
Payments for capital lease obligations	(636)	(599)
Net cash provided by financing activities	18,826	20,623
Net increase (decrease) in cash and cash equivalents	9,714	(4,538)

Cash and cash equivalents
Beginning of year	2,533	7,071
End of year	$ 12,247	$ 2,533

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 3,202	$ 2,680
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ 1,175	$ (882)
Additions to property, plant and equipment through capital leases	$ 601	$ 1,102
Additions to property, plant and equipment through tenant allowance on leasehold improvement
	$ 694	$ -
Sidewinder merger consideration	$ 231,617	$ -

The following table provides various financial and operational data for the Company's operations the three months ending December 31, 2018 and 2017 and September 30, 2018 and the twelve months ending December 31, 2018 and 2017. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA
Unaudited

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2018	2017	2018	2018	2017

Number of marketed rigs end of period (1)	32	14	15	32	14
Rig operating days (2)	2,817.5	1,288.6	1,345.1	6,686.7	4,707.4
Average number of operating rigs (3)	30.6	14.0	14.6	18.3	12.9
Rig utilization (4)	95.7%	100.0%	99.0%	97.8%	96.0%
Average revenue per operating day (5)	$ 20,433	$ 18,338	$ 20,538	$ 20,001	$ 18,137
Average cost per operating day (6)	$ 12,932	$ 13,094	$ 12,986	$ 13,053	$ 12,899
Average rig margin per operating day	$ 7,501	$ 5,244	$ 7,552	$ 6,948	$ 5,238

(1)

Number of marketed rigs as of December 31, 2018 increased by 18 rigs as compared to the number of marketed rigs as of December 31, 2017.  Our 15th ShaleDriller rig was completed and commenced operations during the third quarter of 2018, and as a result of the Sidewinder merger we acquired 17 marketed rigs.  Marketed rigs exclude two idle rigs acquired in the Sidewinder merger that require additional upgrade before they enter our marketed fleet.

(2)

Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.  During the three months ended December 31, 2018 and 2017, and September 30, 2018 there were 4.3, zero and zero operating days in which we earned revenue on a standby basis, respectively.  During the twelve months ended December 31, 2018 and 2017, there were 4.3 and 77.9 operating days, respectively, in which we earned revenue on a standby basis, including zero and 69.0 standby-without-crew days, respectively.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $3.2 million, $1.4 million and $0.8 million for the three months ended December 31, 2018 and 2017 and September 30, 2018, respectively, and $6.8 million and $4.6 million for the twelve months ended December 31, 2018 and 2017, respectively, and revenues associated with the amortization of intangible revenue acquired in the Sidewinder merger of $2.0 million for the three months and the year ended December 31, 2018.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $3.2 million, $1.4 million and $0.8 million during the three months ended December 31, 2018 and 2017 and September 30, 2018, respectively, and $6.8 million and $4.6 million for the twelve months ended December 31, 2018 and 2017, respectively, (ii) new crew training costs of zero during the three months ended December 31, 2018 and 2017 and September 30, 2018, respectively, and $0.1 million and $0.1 million during the twelve months ended December 31, 2018 and 2017, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.3 million, $0.5 million and $0.1 million during the three months ended December 31, 2018 and 2017 and September 30, 2018, respectively, and $1.0 million and $1.1 million during the twelve months ended December 31, 2018 and 2017, respectively, (iv) rig reactivation costs associated with the redeployment of previously stacked rigs, excluding new crew training costs (included in (ii) above), of zero and $1.0 million during the three and twelve months ended December 31, 2017, respectively, and (v) out-of-pocket expenses of $0.1 million, net of insurance recoveries, incurred as a result of damage to one of our rig's mast during the twelve months ended December 31, 2017.

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Income (Loss):

	(Unaudited)						(Unaudited)
	Three Months Ended						Twelve Months Ended
	December 31,		December 31,		September 30,		December 31,		December 31,
	2018		2017		2018		2018		2017
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(8,597)	$ (0.11)	$(5,745)	$ (0.15)	$(3,937)	$ (0.10)	$(19,993)	$ (0.42)	$(24,298)	$ (0.64)
Add back:
Asset impairment, net (1)	(371)	(0.01)	994	0.03	431	0.01	25	-	2,568	0.07
(Gain) loss on disposition of assets, net (2)	(65)	-	104	-	(260)	(0.01)	(740)	(0.02)	1,677	0.04
Intangible revenue (3)	(2,044)	(0.03)	-	-	-	-	(2,044)	(0.04)	-	-
Merger related expenses (4)	11,270	0.15	-	-	1,933	0.05	13,646	0.29	-	-
Write-off of deferred financing costs (5)	856	0.01	-	-	-	-	856	0.02	-	-
Adjusted net income (loss)	$ 1,049	$ 0.01	$(4,647)	$ (0.12)	$(1,833)	$ (0.05)	$ (8,250)	$ (0.17)	$(20,053)	$ (0.53)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2018	2017	2018	2018	2017
(in thousands)
Net loss	$ (8,597)	$ (5,745)	$ (3,937)	$ (19,993)	$ (24,298)
Add back:
Income tax expense (benefit)	211	177	(50)	91	287
Interest expense	4,513	895	1,168	7,562	2,983
Depreciation and amortization	10,890	6,724	6,831	30,891	25,844
Asset impairment, net (1)	(371)	994	431	25	2,568
EBITDA	6,646	3,045	4,443	18,576	7,384
(Gain) loss on disposition of assets, net (2)	(65)	104	(260)	(740)	1,677
Stock-based compensation	240	528	718	2,438	3,565
Intangible revenue (3)	(2,044)	-	-	(2,044)	-
Merger related expenses(4)	11,270	-	1,933	13,646	-
Adjusted EBITDA	$ 16,047	$ 3,677	$ 6,834	$ 31,876	$ 12,626

(1)

In the fourth quarter of 2018, we recorded insurance recoveries, net of impairments of $0.6 million on the Galayda facility water damage incurred during Hurricane Harvey after receiving a proof of loss letter from our insurance carrier, offset by an increased impairment of $0.2 million related to increased estimated costs to sell the Galayda facility.  In the third quarter of 2018, we recorded a $0.4 million, or $0.01 per share, charge to asset impairments, net, reflecting a $650 thousand estimated loss from the expected sale of our Galayda facility, offset by a $219 thousand insurance recovery related to some damaged equipment.  In the fourth quarter of 2017 we recorded a $0.9 million, or $0.03 per share, non-cash charge consisting of a $0.6 million impairment to our Galayda facility as a result of damage associated with Hurricane Harvey in August 2017, as well as a non-cash impairment representing the estimated damage to a piece of drilling equipment, net of estimated insurance recoveries totaling $0.3 million.

(2)

In the fourth quarter of 2018 and the third quarter of 2018, we recorded a gain on disposition of assets of $0.1 million and $0.3 million, respectively.  In the fourth quarter of 2017, we recorded a loss on disposition of assets of $0.1 million.  All three quarters were primarily due to the gain or loss on the sale or disposition of miscellaneous drilling equipment.

(3)	For the three months and the year ended December 31, 2018, we amortized intangible revenue related to an unfavorable contract liability acquired in the Sidewinder merger.

(4)

For the three months ended December 31, 2018 and September 30, 2018, and the twelve months ended December 31, 2018, we incurred $11.3 million, $1.9 million and $13.6 million, respectively, of costs directly associated with the Sidewinder merger.

(5)

For the three months and the year ended December 31, 2018, we wrote-off $0.9 million of unamortized deferred financing costs associated with the CIT Credit Facility, which was terminated upon the closing of the Sidewinder merger.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211